Exhibit 10.7

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”) is made and entered into as of February 14, 2024, by and between Tevogen Bio Holdings Inc., a Delaware corporation (formerly known as Semper Paratus Acquisition Corporation, a Cayman Islands exempted company), including any successor entity thereto (“Purchaser”), and Tevogen Bio Inc (the “Company”). Purchaser and the Company are each referred to herein individually as a “Party” and collectively, as the “Parties.”

WHEREAS, on June 28, 2023, (i) Semper Paratus Acquisition Corporation, (ii) Semper Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser (“Merger Sub”), (iii) SSVK Associates, LLC, a Delaware limited liability company, (iv) Dr. Ryan Saadi (the “Seller Representative”), and (v) the Company entered into that certain Merger Agreement (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which the parties thereto are effecting the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of the Purchaser (the “Merger”);

WHEREAS, in partial consideration therefore, the Merger Agreement requires that Purchaser assume all obligations of the Company under the Company’s convertible notes listed on Schedule A of this Assignment and Assumption Agreement (the “Convertible Notes”); and

WHEREAS, pursuant to the Merger Agreement, Purchaser agreed to execute and deliver to the Company at the Closing this written assumption of the Convertible Notes.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

2. Assignment and Assumption. The Company hereby assigns, transfers and conveys to Purchaser all right, title, benefit, privileges and interest of the Company in and to, and all of the burdens, obligations and liabilities of the Convertible Notes, and Purchaser hereby accepts such assignment and hereby assumes and agrees to pay, perform, satisfy or discharge in accordance with their terms, to the extent not heretofore paid, performed, satisfied or discharged, such Convertible Notes. Other than the Convertible Notes, the Purchaser does not assume any other Liabilities, and the Parties hereto agree that all such other Liabilities shall remain the sole responsibility of, and will be satisfied by, the Company.

3. Non-Assigned Assets. To the extent that any of the Convertible Notes are not assignable without the Consent of another Person, this Assignment and Assumption Agreement shall not constitute an assignment or an attempted assignment of such Convertible Note if such assignment or attempted assignment would constitute a breach thereof and such consent is not obtained as of the date hereof; provided, however, to the extent consent of such other Person is obtained with respect to such Convertible Note after the date hereof, this Assignment and Assumption Agreement shall constitute an assignment of such Convertible Note in accordance with the terms and subject to the conditions set forth in the Merger Agreement.

4. No Additional Representations. Except as otherwise set forth in this Assignment and Assumption Agreement, neither Purchaser nor the Company is making any additional representations, warranties or covenants in this Assignment and Assumption Agreement other than those contained in the Merger Agreement.

5. Further Assurances. Each of the Parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of any other Party hereto, all such further instruments of transfer and assignments and to take such other action as such other Party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

6. No Third Party Beneficiaries. Nothing in this instrument, expressed or implied, is intended or shall be construed to confer upon or give to any Person, other than Purchaser and the Company and their respective successors and assigns, any remedy or claim under or by reason of this instrument or any agreement, term, covenant or condition hereof, and all of the agreements, terms, covenants and conditions contained in this instrument shall be for the sole and exclusive benefit of Purchaser and the Company and their respective successors and assigns.

7. Modification. This Assignment and Assumption Agreement may not be modified except by a writing executed by all the Parties hereto.

8. Assignment. No Party may assign any of its rights under this Assignment and Assumption Agreement without the prior consent of the other Party which will not be unreasonably withheld. Subject to the preceding sentence, the terms of this Assignment and Assumption Agreement shall be binding upon, inure to the benefit of, and be enforceable by each of the Parties hereto and each of their respective successors and permitted assigns.

9. Governing Law. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

10. Execution in Counterparts. This Assignment and Assumption Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Original signatures hereto may be delivered by facsimile or by electronic transmission in .PDF or TIF format which shall be deemed originals.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Assignment and Assumption Agreement as of the date first written above.

PURCHASER:

Tevogen Bio Holdings Inc., a Delaware corporation

By:
Name:
Title:

COMPANY:

Tevogen Bio Inc, a Delaware corporation

By:	/s/ Ryan Saadi
Name:	Ryan Saadi
Title:	Chief Executive Officer

Schedule A

Convertible Notes

1.	$10,000,000 Convertible Promissory Note, dated January 22, 2021 by and between Company and HMP Partners, LLC, as amended by that certain letter agreement dated September 12, 2023 (“Note 1”).
2.	$2,500,000 Convertible Promissory Note, dated October 18, 2021 by and between Company and HBP Investors LLC, as amended by that certain letter agreement dated September 12, 2023 (“Note 2”).
3.	$5,000,000 Convertible Promissory Note, dated March 14, 2022 by and between Company and HMP Partners, LLC, as amended by that certain letter agreement dated September 12, 2023 (“Note 3”).
4.	$2,500,000 Convertible Promissory Note, dated December 23, 2022 by and between Company and The Patel Family, LLP, as amended by that certain letter agreement dated September 12, 2023 (“Note 4”).
5.	$2,500,000 Convertible Promissory Note, dated February 3, 2023 by and between Company and The Patel Family, LLP, as amended by that certain letter agreement dated September 12, 2023 (“Note 5”).
6.	$1,150,000 Convertible Promissory Note, dated September 25, 2023, by and between Company and HMP Partners, LLC (“Note 6”).
7.	$350,000 Convertible Promissory Note, dated October 8, 2023, by and between Company and HMP Partners, LLC (“Note 7”).